EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 7th day of December, 2004 by and between OSHKOSH B'GOSH, INC., a Delaware corporation (the "Company"), and DAVID L. OMACHINSKI (the "Executive").

WITNESSETH:

WHEREAS, the Executive has been serving as an at-will employee of the Company as its President and Chief Operating Officer; and

WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, in consideration of the Company's commitment to employ the Executive during the term of this Agreement, the Executive is willing to agree to the provisions respecting noncompetition and protection of Confidential Information set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

    Employment and Duties. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, as its President and Chief Operating Officer. As such officer, he shall be responsible for the supervision and control of the business operations of the Company. He shall be primarily responsible for achieving the short-term and operational objectives of the Company. He shall also perform such other duties as may from time to time be assigned to him by the Chairman of the Board, the Chief Executive Officer and the Board of Directors. He shall perform his duties in a conscientious and competent manner, shall devote his best efforts to his employment by the Company and, except as otherwise set forth herein, shall devote his entire business time and attention to the performance of his duties. At all times, the Executive shall be subject to the direction of the Board of Directors of the Company.

    The Executive shall be entitled to serve as a director of those corporations that shall have been approved in advance by the Compensation Committee of the Board of Directors of the Company (the "Committee"), and to participate in such other business, community and professional activities as will not in the judgment of the Committee materially detract from the performance of his duties hereunder.

    Term. The employment of the Executive under this Agreement shall commence January 1, 2005 and will continue until the occurrence of the first of the following events:

      December 31, 2007, subject to extension as described below;

      The Executive's death;

      The Executive shall have become totally disabled within the meaning of the Oshkosh B'Gosh, Inc. Long Term Disability Plan (the "LTD Plan") such that the Executive is entitled to receive benefits under the LTD Plan; or

      Termination of this Agreement under Section 8.

    If the Executive's employment continues following the date identified in subsection (a) above, then for so long as the Executive is employed by the Company the Executive shall be an at-will employee. The provisions of Sections 6, 7 and 9 shall survive the expiration of the term of this Agreement.

    The date on which the Executive's employment hereunder would otherwise terminate pursuant to subsection (a) above shall be automatically extended at successive one-year intervals on the date 24 months prior to the date on which the Executive's employment hereunder would otherwise terminate unless not less than sixty (60) days prior to such date either the Company or the Executive has provided a written notice of nonrenewal (a "Nonrenewal Notice") to the other. If a party gives a Nonrenewal Notice within the prescribed time, then the Executive's employment hereunder shall terminate in accordance with the provisions of this Section (as subsection (a) may have been previously extended by the parties). Notwithstanding the foregoing, in no event shall this Agreement be extended automatically if the Executive is disabled at the time such extension would otherwise automatically become effective.

    Compensation. The Executive shall be entitled to the following compensation for services rendered to the Company during the term of this Agreement:

      Base Salary. Effective as of January 1, 2005 and subject to adjustment in accordance with this subsection (a), the Executive shall receive a base salary, payable at such intervals as is then the Company's general practice for paying its executive officers but not less frequently than monthly, at the annual rate of not less than $410,000. The Committee shall review the Executive's base salary annually to determine whether such salary should be increased based upon (i) the Company's performance and/or the Executive's performance, (ii) an assessment of competitive practice as determined by the Committee or, in the Committee's sole discretion, by an independent compensation consultant and (iii) such other criteria as the Committee shall consider in its sole discretion. In this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this subsection (a).

      Annual Incentive Performance Cash Bonus. The Executive shall be entitled to participate in the annual incentive performance cash bonus plan for executive officers of the Company, subject to all of the terms and conditions of the plan.

      Stock-based Compensation. The Executive shall be entitled to participate in stock-based compensation plans in effect from time to time for other executive officers of the Company, subject to all of the terms and conditions of such plans and the discretion and powers of the Committee thereunder to determine award types and amounts.

      Fringe Benefits. The Executive shall be entitled to participate in all fringe benefit plans and programs in effect from time to time for, and on the same basis as, all other senior executive officers of the Company, including medical and dental insurance, life insurance, and pension and retirement benefits and other similar benefits, both qualified and non-qualified. Such fringe benefit plans and programs shall, without limitation, include plans and programs of the type in effect for the benefit of Executive as of the date of this Agreement unless the Committee recommends and the Board of Directors determines that any such plan or program should be eliminated or changed for all of its senior executive officers.

      Perquisites. The Executive shall be entitled to all of the perquisites offered from time to time to other senior executive officers of the Company and, with the prior approval of the Committee, such other perquisites as are necessary and appropriate for the Executive to carry out his duties as the President and Chief Operating Officer of the Company.

    Reimbursements. The Company shall reimburse the Executive for actual out-of-pocket costs incurred by him in the course of carrying out his duties hereunder, such reimbursements to be made in accordance with the policies and procedures of the Company in effect from time to time.

    Withholding. All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state and local income tax and similar laws, to the extent such laws apply to such payments.

    Noncompetition. In consideration of the Company's commitment to employ the Executive during the term of this Agreement and of any liquidated damages which may become payable to Executive under Section 9 hereof in the event his employment is terminated under the circumstances described in either Section 8(b) or 8(c) hereof, the Executive agrees that for a period beginning with the date hereof and ending one year after the termination of any period in respect of which the Executive is receiving payments of Base Salary hereunder or liquidated damage payments made under Section 9 or, if later, one year after the termination of the Executive's active employment with the Company (whether such termination occurs before or after the expiration of the term of this Agreement), he shall not, except with the Company's prior written consent, engage in, be employed by, or in any way advise or act for in any capacity where Confidential Information would reasonably be considered to be useful, or have any financial interest in, any business that, as of the date of such termination, is engaged directly or indirectly in the business of designing, sourcing, manufacturing, marketing or selling children's apparel products, or any other business in which the Company or any of its subsidiaries is engaged as of the date of such termination. The foregoing shall not, however, restrict the Executive as to any business if neither the Company nor any of its subsidiaries is engaged in such business as of the date of such termination. The geographic scope of the Executive's agreement not to compete shall extend to all of the United States. The ownership of a minority and noncontrolling interest in any corporation whose shares are listed on a recognized stock exchange or traded in an over-the-counter market, even though such corporation may be a competitor of the Company or any subsidiary specified above, shall not be deemed as constituting a financial interest in such competitor.

    Confidential Information.

      Definition. "Confidential Information" shall mean ideas, information, knowledge and discoveries, whether or not patentable, that are not generally known in the trade or industry and about which the Executive has knowledge as a result of his employment with the Company, including without limitation marketing, sales, distribution and pricing information, product specifications, manufacturing procedures, methods, business plans, marketing plans, internal memoranda, formulae, trade secrets, know-how, research and development and other confidential technical or business information and data. Confidential Information shall not include any information that is in the public domain by means other than disclosure by the Executive.

      Nondisclosure. For a period of five years after the termination of the Executive's active employment with the Company (whether such termination occurs before or after the expiration of the term of this Agreement) and indefinitely thereafter in respect of any Confidential Information that constitutes a trade secret or other information protected by law, the Executive will keep confidential and protect all Confidential Information known to or in the possession of the Executive, will not disclose any Confidential Information to any other person and will not use any Confidential Information, except for its use or disclosure for the exclusive benefit of the Company as it may direct or as is necessary to fulfill the Executive's continuing duties as an employee of the Company. This Section 7(b) shall not, however, be construed to prohibit competition by Executive for a longer time or in a broader territory than that specified in Section 6.

      Return of Property. All memoranda, notes, records, papers, tapes, disks, programs or other documents or forms of documents and all copies thereof relating to the operations or business of the Company or any of its subsidiaries that contain Confidential Information, some of which may be prepared by the Executive, and all objects associated therewith in any way obtained by him shall be the property of the Company. The Executive shall not, except for the use of the Company or any of its subsidiaries, use or duplicate any such documents or objects, nor remove them from the facilities and premises of the Company or any subsidiary, nor use any information concerning them except for the benefit of the Company or any subsidiary, at any time. The Executive will deliver all of the aforementioned documents and objects, if any, that may be in his possession to the Company at any time at the request of the Company.

    Termination.

      By the Company for Cause. The Company may terminate this Agreement for cause at any time. For the purposes of this Agreement, "Cause" shall mean any of the following: (i) theft, dishonesty, fraudulent misconduct, disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company; (ii) the Executive's willful act or omission that he knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) the Executive's conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iv) the Executive's consent to an order of the Securities and Exchange Commission for a violation of the federal securities laws; (v) the Executive's repeated and demonstrated failure to perform material duties in a competent and efficient manner which failure is not due to illness or disability of the Executive; or (vi) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver was appointed by a court for the property of, the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive (A) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company (excluding the Executive) at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the conduct of the Executive met one of the standards set forth in any of clauses (i) through (vi) of the preceding sentence and specifying the particulars thereof. If the Company terminates this Agreement for Cause, then the Executive shall forfeit his right to any and all further benefits he would otherwise have been entitled to receive under this Agreement.

      By the Company without Cause. The Company may terminate this Agreement without Cause at any time, subject to the terms of Section 9 and the obligation of the Company to pay the liquidated damages prescribed by Section 9.

      By the Executive for Good Reason. The Executive may terminate this Agreement for Good Reason at any time, subject to the terms of Section 9 and the obligation of the Company to pay the liquidated damages prescribed by Section 9. For purposes of this Section 8(c) "Good Reason" means: (i) a material breach by the Company of the terms and conditions of this Agreement; (ii) the imposition by the Company of a requirement that the Executive relocate to a principal work location more than 35 miles from the Company's headquarters in Oshkosh, Wisconsin; (iii) a reduction in the Executive's minimum, target, or maximum bonus amount as a percentage of Base Salary under the Company's annual incentive performance cash bonus plan; (iv) the establishment for Executive by the Company of (A) performance measures or (B) minimum, target and/or maximum levels of performance goal achievement under the Company's annual incentive performance cash bonus plan which are not substantially the same as the performance measures and levels of performance goal achievement established for other Company executives with similar levels of responsibility; or (v) any change in the Executive's responsibilities or authority in comparison with the Executive's responsibilities and authority as of the date of this Agreement which adversely affects to a material degree his role in the management and operations of the Company's business.

      By the Executive without Good Reason. The Executive may terminate this Agreement without Good Reason at any time upon 90 days' prior written notice to the Company, in which case the Executive shall forfeit his right to any and all further benefits he would otherwise have been entitled to receive under this Agreement.

      Executive's Right to Vested Benefits. Regardless of the reason for the termination of this Agreement, Executive shall be entitled to all benefits which are vested as of the termination date of Executive's employment pursuant to the Company's benefit, retirement, incentive and other employee plans.

    Liquidated Damages for Termination under Section 8(b) or Section 8(c).

      If this Agreement is terminated by the Company pursuant to Section 8(b) or by the Executive pursuant Section 8(c), then as liquidated damages to Executive, the Company shall pay to the Executive: (i) the Base Salary at the rate then in effect for the remaining term of this Agreement; (ii) the amounts described in subsection 9(b) below in lieu of the incentive performance cash bonus; plus (iii) the amounts described in subsection 9(c) below in lieu of the fringe benefits Executive would have received had this Agreement not been terminated.

      For the fiscal year of the Company in which Executive's employment terminates under either section 8(b) or 8(c) (the "Termination Year") the Company shall pay Executive an amount equal to the sum of the Pre-termination Amount plus the Post-termination Amount. The Pre-termination Amount shall be the bonus Executive would have earned had he been employed during the full Termination Year multiplied by a fraction the numerator of which is the number of days the Executive was employed during the Termination Year and the denominator of which is 365. The Post-termination Amount shall be 75% of Executive's annual Base Salary for the Termination Year multiplied by a fraction the numerator of which is the number of days remaining in the Termination Year following the date Executive's employment terminates and the denominator of which is 365.

        If the Term of this Agreement (as though this Agreement had not been terminated under either Section 8(b) or 8(c)) extends beyond the fiscal year of the Company in which Executive's employment is terminated, then for each such fiscal year the Company shall pay Executive an amount equal to 75% of his annual Base Salary for the fiscal year in which his employment terminated.

      The Company and the Executive recognize and agree that under applicable law it will not be possible for the Executive to continue to be covered by or participate in various plans and other arrangements providing for fringe benefits for employees of the Company after Executive's employment with the Company terminates. Therefore, and in recognition of the loss by Executive of the benefit of his continued participation under such plans and arrangements, should Executive's employment be terminated under either Section 8(b) or Section 8(c), the parties agree that the Company shall have no obligation to continue to provide any fringe benefits to the executive with respect to periods following such termination, but in lieu thereof and as liquidated damages, the Company shall pay to Executive a monthly amount which the parties agree is a reasonable estimate of the equivalent of the monthly value of such fringe benefits (the "Monthly Fringe Benefit Amount"). The parties agree that such Monthly Fringe Benefit Amount shall be two and 75/100ths percent (2.75%) of the Executive's annual Base Salary in effect at the time of such termination. The Monthly Fringe Benefit Amount shall be payable to Executive on the last day of each month beginning with the month following the month in which his employment terminates under either Section 8(b) or Section 8(c) and ending with the payment for the month in which his employment would have terminated had his employment not terminated earlier under Section 8(b) or Section 8(c).

      Notwithstanding the provisions of this Section 9, if the Executive is receiving liquidated damage payments pursuant to this Section 9 following the termination of his employment, and if during the period he is entitled to receive such liquidated damage payments he obtains full-time or substantially full-time employment (i.e. more than thirty (30) hours a week) by another employer or employers, the amounts he receives from such other employer or employers shall be offset, dollar for dollar, against any payments owing to executive under this Section 9. If Executive obtains such employment he shall promptly report such fact to the Company together with the amounts he is receiving on account of such other employment. Notwithstanding the above, Executive shall be under no obligation to seek other employment.

    Disability. If the Executive becomes totally disabled within the meaning of the LTD Plan and as a result the Executive is not paid Base Salary pursuant to Section 3(a), then the Executive shall be entitled to receive benefits under the LTD Plan or otherwise directly from the Company in an aggregate amount equal to sixty percent (60%) of the Base Salary then in effect for so long as benefits would otherwise continue under the terms of the LTD Plan.

    Successors.

      This Agreement is personal to the Executive, and the duties and obligations of Executive shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

    Miscellaneous.

      Severability. This Agreement is to be governed by and construed according to the laws of the State of Wisconsin. If any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

      Amendments. This Agreement may be modified only in writing signed by the parties hereto.

      Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

        David L. Omachinski
        1605 Maricopa Drive
        Oshkosh, WI 54904

        If to the Company:

      Oshkosh B'Gosh, Inc.
      112 Otter Avenue
      P. O. Box 300
      Oshkosh, WI 54903-0300
      Attn: Chief Executive Officer

      or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when personally delivered or transmitted by facsimile, or on the second business day following the day on which such item is mailed.

      Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof, except for the following additional agreements between the Company and the Executive:

        OshKosh B'Gosh, Inc. Restricted Stock Award Agreement dated February 10, 2004 between the Company and the Executive; and

        Any stock option grant or agreement under the Company's 1994 or 2004 Incentive Stock Plans, as amended.

      Dispute Resolution. All controversies between the Executive and the Company arising under this Agreement shall be determined by arbitration. Any arbitration under this Section 12(e) shall be conducted in Oshkosh, Wisconsin, before the American Arbitration Association, and in accordance with the rules of such organization. The arbitration award may allocate attorneys' fees and expenses as determined by the arbitrator. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

OSHKOSH B'GOSH, INC.

By: /S/ DOUGLAS W. HYDE,

Douglas W. Hyde
Chairman of the Board and CEO

EXECUTIVE:

By: /S/ DAVID L. OMACHINSKI